Exhibit 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 28, 2006
PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS
March 28, 2006
Third Quarter Fiscal 2006 Highlights:
▪	Increase of 23% in net income to $114.5 million.

▪	Diluted earnings per share was $0.30, an increase of 25%.

▪	Total revenues up 15%.

▪	Payroll service revenue up 10% to $320.0 million.

▪	Human Resource Services revenue grew 24% to $81.9 million.
     ROCHESTER, NY, March 28, 2006 — Paychex, Inc. (the “Company” or “Paychex”) (NASDAQ:PAYX) today announced record net income of $114.5 million, or $0.30 diluted earnings per share, for the three months ended February 28, 2006 (“the third quarter”), a 23% increase over net income of $92.8 million, or $0.24 diluted earnings per share, for the same period last year. Total revenues were $430.6 million, a 15% increase over $373.9 million for the same period last year.
     “We are very pleased with our results for the third quarter, which once again, produced record revenues and earnings. They were in line with our expectations and position us very well to achieve our full year guidance. The third quarter includes our most important selling season when we add approximately one-third of our new payroll clients for the year. We just completed an outstanding selling season and client year end which will position us for a good start in fiscal 2007,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     Human Resource Services revenue increased 24% to $81.9 million for the third quarter. The increase for the third quarter reflects growth in the following services: Retirement Services increased 15% to $27.6 million, administrative fee revenue from Paychex Premier(SM) Human Resources increased 54% to $13.0 million, Professional Employer Organization services increased 9% to $17.2 million, and revenues from other Human Resource Services increased 35% to $24.1 million.
     Growth in total expenses was 13% for the third quarter and 11% for the nine months ended February 28, 2006. The third quarter was impacted by higher commissions and bonus expenses as we exceeded our year-to-date sales targets. We also incurred higher expenses in the third quarter through our commitment to continuously improve client service by reducing the number of clients per payroll specialist. For the third quarter, our operating income was $160.6 million, an increase of 19% over the same period last year.
     Increases in interest on funds held for clients and corporate investment income were attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months ended		For the nine months ended
	February 28,		February 28,
$ in millions	2006	2005	2006	2005

Average investment balances:
Funds held for clients	$3,399.6	$3,013.7	$2,958.5	$2,633.0
Corporate investments	$866.2	$613.8	$798.3	$567.1

Average interest rates earned:
Funds held for clients	3.3%	2.2%	3.1%	2.0%
Corporate investments	2.9%	2.2%	2.7%	2.0%

Year-to-Date Fiscal 2006 Highlights:
     The highlights for the nine months ended February 28, 2006 are as follows:
▪	Record net income of $342.2 million, or $0.90 diluted earnings per share.

▪	Net income and diluted earnings per share increased 28% and 29%, respectively.

▪	Total revenues increased 16% to $1,234.1 million.

▪	Payroll service revenue was up 10% to $932.5 million.

▪	Human Resource Services generated $232.8 million in revenues from the following:
°	Retirement Services revenue grew 16% to $78.0 million.

°	Administrative fee revenue from Paychex Premier (SM) Human Resources increased 64% to $38.0 million.

°	Revenue from Professional Employer Organization services increased 36% to $49.7 million.

°	Revenue from other Human Resource Services increased 34% to $67.1 million.

▪	Operating income increased 23% to $482.0 million.

▪	Cash flow from operations was $457.9 million.

▪	Utilization of tax filing and payment services and employee payment services as of February 28, 2006 was 91% and 68%, respectively.
Outlook:
     Our guidance for the full fiscal year ended May 31, 2006 is provided in our Form 10-Q for the quarter ended February 28, 2006 and has been updated including the effect of the Federal Funds rate increase on January 31, 2006. Total revenue growth is estimated to be in the range of 14% to 16% with net income growth expected to be in the range of 24% to 26%.
CONFERENCE CALL
     Access the webcast of the Paychex, Inc. Third Quarter Earnings Release Conference Call, scheduled for March 29, 2006 at 10:30 a.m. Eastern Time, at www.paychex.com at the Investor Relations page. Paychex, Inc.’s news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 522,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries (the “Company” or “Paychex”) may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K filed on July 22, 2005: changes in demand for the Company’s products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workforce; general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by the Company; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; changes in Professional Employer Organization direct costs, including, but not limited to, workers’ compensation rates and underlying claims trends; changes in technology, including use of the Internet; the possibility of failure of the Company’s operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of clients to meet payroll obligations; the possibility of failure in internal controls or the inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
			%			%
	2006	2005	Change	2006	2005	Change

Revenues:
Payroll service revenue	$319,992	$290,972	10%	$932,512	$848,685	10%
Human Resource Services revenue	81,891	66,122	24%	232,814	177,488	31%

Total service revenues	401,883	357,094	13%	1,165,326	1,026,173	14%
Interest on funds held for clients (A)	28,703	16,767	71%	68,790	39,948	72%

Total revenues	430,586	373,861	15%	1,234,116	1,066,121	16%

Expenses:
Operating expenses	145,486	129,847	12%	414,257	374,291	11%
Selling, general and administrative expenses	124,500	108,632	15%	337,834	300,882	12%

Total expenses	269,986	238,479	13%	752,091	675,173	11%

Operating income	160,600	135,382	19%	482,025	390,948	23%

Investment income, net (A)	6,358	3,099	105%	16,769	8,109	107%

Income before income taxes	166,958	138,481	21%	498,794	399,057	25%

Income taxes	52,424	45,699	15%	156,620	131,689	19%

Net income	$114,534	$92,782	23%	$342,174	$267,368	28%

Basic earnings per share	$0.30	$0.25	20%	$0.90	$0.71	27%

Diluted earnings per share	$0.30	$0.24	25%	$0.90	$0.70	29%

Weighted-average common shares outstanding	379,680	378,403		379,245	378,257

Weighted-average common shares outstanding, assuming dilution	381,751	379,814		381,055	379,737

Cash dividends per common share	$0.16	$0.13	23%	$0.45	$0.38	18%

Note: Certain prior period amounts have been reclassified to conform to the current period presentation, as more fully described in our Form 10-Q for the quarterly period ended February 28, 2006.

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Forms 10-K and 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at the Company’s website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	February 28,	May 31,
	2006	2005

ASSETS
Cash and cash equivalents	$135,718	$77,669
Corporate investments (A)	798,824	629,871
Interest receivable	28,260	31,108
Accounts receivable, net of allowance for doubtful accounts	155,321	161,849
Deferred income taxes	37,108	21,373
Prepaid income taxes	—	5,781
Prepaid expenses and other current assets	25,379	20,587

Current assets before funds held for clients	1,180,610	948,238
Funds held for clients (A)	3,839,591	2,979,348

Total current assets	5,020,201	3,927,586
Property and equipment, net of accumulated depreciation	223,561	205,319
Intangible assets, net of accumulated amortization	63,650	71,458
Goodwill	405,842	405,992
Other long-term assets	6,341	7,277

Total assets	$5,719,595	$4,617,632

LIABILITIES
Accounts payable	$28,005	$30,385
Accrued compensation and related items	120,674	106,635
Deferred revenue	5,339	4,271
Accrued income taxes	21,160	—
Legal reserve	21,484	25,271
Other current liabilities	32,274	28,391

Current liabilities before client fund deposits	228,936	194,953
Client fund deposits	3,851,815	2,985,386

Total current liabilities	4,080,751	3,180,339
Deferred income taxes	16,769	17,759
Other long-term liabilities	41,485	33,858

Total liabilities	4,139,005	3,231,956

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares;
Issued and outstanding: 379,773 shares at February 28, 2006,
and 378,629 shares at May 31, 2005, respectively	3,798	3,786
Additional paid-in capital	269,792	240,700
Retained earnings	1,319,074	1,147,611
Accumulated other comprehensive loss	(12,074)	(6,421)

Total stockholders’ equity	1,580,590	1,385,676

Total liabilities and stockholders’ equity	$5,719,595	$4,617,632

Note: Certain prior period amounts have been reclassified to conform to the current period presentation, as more fully described in our Form 10-Q for the quarterly period ended February 28, 2006.

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss position of $18.6 million at February 28, 2006, compared with a net unrealized loss position of $9.9 million at May 31, 2005. During the nine months ended February 28, 2006, the net unrealized loss position ranged from $21.6 million to $6.1 million. The net unrealized loss position of the Company’s combined investment portfolios was approximately $21.0 million at March 23, 2006.